UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Act of 1934

Date of Report (Date of earliest event reported)    November 4, 2005

WORLDGATE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25755	23-2866697
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3190 Tremont Avenue
Trevose, Pennsylvania 19053
(Address of Principal Executive Offices) (Zip Code)

(215) 354-5100
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

WorldGate Communications, Inc. (the “Company”) will be filing amendments (the “Amendments”) to its 2003 and 2004 Annual Report on Form10K and its Quarterly Report on Form10Q for the fourth quarter of 2003 through the second quarter of 2005 (the “Original Reports”) to amend and restate the accounting for the warrants and additional investments rights issued in a private placement of the Company’s common stock during the fourth quarter of 2003 and the first and fourth quarters of 2004.  The warrants and additional investment rights associated with these transactions were originally treated as non-cash expenses and, in accordance with the advice that we received on November 4, 2005 from Grant Thornton LLP, the Company’s independent registered public accounting firm, the accounting for these securities will be restated by reducing the previously reported loss and debiting paid in capital. The balance sheets will be impacted by decreasing the accumulated deficit and correspondingly decreasing the paid in capital while total stockholders’ equity remains unchanged. There is no cash impact associated with these Amendments.  We are advising our investors that they should not rely on the Original Reports pending the release of these forthcoming Amendments.

These Amendments are being filed with the Securities and Exchange Commission to help ensure that consistent information is presented in our filings and that these filings describe the correct method of accounting for the warrants and additional investment rights as discussed above.

The Company’s audit committee has discussed with Grant Thornton LLP the matters disclosed in this Item 4.02.  Attached to this Current Report on Form 8-K as Exhibit 7.1 is a copy of a letter dated November 11, 2005 from Grant Thornton LLP to the Securities and Exchange Commission regarding its response to this Item 4.02.

Because these Amendments must be filed either prior to or concurrent with the 10Q filing for the third quarter 2005, it is possible that the additional time that the Company will need to prepare and file the Amendments may require the Company to request an extension for its third quarter 2005 10Q filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

7.1                   Letter dated November 11, 2005 from Grant Thornton LLP to the Securities and Exchange Commission relating to the statements made in response to Item 4.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORLDGATE COMMUNICATIONS, INC.

Date:	November 11, 2005	/s/ Randall J. Gort
Randall J. Gort
Secretary